                                                                                                                                        Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF ITUS CORPORATION

The undersigned, for the purposes of amending the Certificate of Incorporation of ITUS Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The Board of Directors of the Corporation (the “Board”) duly adopted in accordance with Section 141 of the DCGL on January 25, 2018, a resolution proposing and declaring advisable the following amendment to Article FIRST of the Certificate of Incorporation of said Corporation:

FIRST: The name of the corporation is “Anixa Biosciences, Inc.” (hereinafter called the “Corporation”).

SECOND: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of said amendment at a duly convened meeting of the stockholders of the Corporation.

THIRD: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FOURTH: The aforesaid amendment shall be effective as of 8:00 A.M. Eastern Standard Time on October 1, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 27th day of September, 2018.

ITUS CORPORATION

By:	/s/ Dr. Amit Kumar
Name: Dr. Amit Kumar
Title: President and Chief Executive Officer